EXHIBIT 95

MINE SAFETY DISCLOSURES

The following table provides information about citations, orders and notices issued from the Mine Safety and Health Administration (the “MSHA”) under the Federal Mine Safety and Health Act of 1977 (the “Mine Act”) during fiscal year 2013.

Mine	§104 S&S* Citations (#)	§104(b) Orders (#)	§104(d) Citations and Orders (#)	§110(b)(2) Violations (#)	§107(a) Orders (#)	Total Dollar Value of MSHA Assessments Proposed ($)	Total Number of Mining-Related Fatalities (#)	Received Written Notice of Pattern of S&S* Violations under §104(e) (yes/no)	Received Notice of Potential to have Pattern of S&S* Violations under §104(e) (yes/no)
Clay Mine Aiken, SC	2	-0-	-0-	-0-	-0-	$200	-0-	No	No
Ezell Vermiculite Mine Mt. Olive, SC	-0-	-0-	-0-	-0-	-0-	-0-	-0-	No	No
Davis-Dewwitt Vermiculite Mine Enoree, SC	-0-	-0-	-0-	-0-	-0-	-0-	-0-	No	No
Goodwin Vermiculite Mine Laurens County, SC	-0-	-0-	-0-	-0-	-0-	-0-	-0-	No	No

*
S&S refers to violations of mandatory health or safety standards that could significantly and substantially contribute to the cause and effect of a coal or other mine safety or health hazard under §104 of the Mine Act.

The following tables provide information about legal actions before the Federal Mine Safety and Health Review Commission (the “FMSHRC”) during fiscal year 2013.

Mine	Pending as of December 31, 2013 (#)	Instituted during fiscal year 2013 (#)	Resolved during fiscal year 2013 (#)
Clay Mine Aiken, SC	-0-	-0-	-0-
Ezell Vermiculite Mine Mt. Olive, SC	-0-	-0-	-0-
Davis-Dewwitt Vermiculite Mine Enoree, SC	-0-	-0-	-0-
Goodwin Vermiculite Mine Laurens County, SC	-0-	-0-	-0-

With Respect to Legal Actions Pending as of December 31, 2013
Mine	Contests of Citations and Orders per Subpart B* (#)	Contests of Proposed Penalties per Subpart C* (#)	Complaints for Compensation per Subpart D* (#)	Complaints of Discharge, Discrimination or Interference per Subpart E* (#)	Applications for Temporary Relief per Subpart F* (#)	Appeals of Judge’s Decisions or Orders to the FMSHRC per Subpart H* (#)
Clay Mine Aiken, SC	-0-	-0-	-0-	-0-	-0-	-0-
Ezell Vermiculite Mine Mt. Olive, SC	-0-	-0-	-0-	-0-	-0-	-0-
Davis-Dewwitt Vermiculite Mine Enoree, SC	-0-	-0-	-0-	-0-	-0-	-0-
Goodwin Vermiculite Mine Laurens County, SC	-0-	-0-	-0-	-0-	-0-	-0-

*    29 CFR part 2700.